Exhibit 99.1

Jim Fitterling Elected to 3M Board of Directors

ST. PAUL, Minn., Feb. 2, 2021 -- 3M (NYSE: MMM) announced today that Jim Fitterling, chairman and chief executive officer of Dow, Inc. has been elected to 3M's Board of Directors, effective February 5, 2021. In connection with Mr. Fitterling's election, the Board of Directors increased its size from 11 to 12 members.

Fitterling leads Dow, one of the world's leading global materials science companies. In his 35-year career with the company, he has played a key role in its transformation, from lower-margin, commodity businesses to one more deeply focused on higher-growth consumer demand-driven markets that value innovation. He was named CEO-elect of Dow in March 2018 prior to becoming CEO in July 2018, and he was elected chairman in April 2020. Before that, he served as president and chief operating officer of Dow and also previously served as chief operating officer for the Materials Science division of DowDuPont.

Mr. Fitterling chartered the company's ambition to be one of the world's most innovative, customer-centric, inclusive and sustainable materials science companies. Under his leadership the company has committed to providing much-needed innovation and resources to address key sustainability challenges such as plastic waste and climate change. He is also a passionate advocate for inclusion and diversity with a focus on diversifying Dow's global talent, enhancing innovation and the customer experience, and strengthening relationships in the communities the company serves.

"We are extremely pleased to welcome Jim to our board," said 3M chairman and CEO Mike Roman. "Jim has a deep understanding and appreciation of how materials science can spark meaningful, sustainable innovation and a strong track record of advancing environment, social, and governance goals. His experience in these areas and many others will bring valuable insight to our Board."

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